Exhibit 99.1

Diodes Incorporated Reports Third Quarter Fiscal 2023 Financial Results

Automotive and Industrial Product Revenue Above Target Model at 45%

Despite Soft 3C Market Demand and Customer Inventory Rebalancing

Plano, Texas – November 8, 2023 -- Diodes Incorporated (Diodes) (Nasdaq: DIOD) today reported its financial results for the third quarter ended September 30, 2023.

Third Quarter Highlights

•
Revenue was $404.6 million, a decrease of 13.4 percent from $467.2 million in the second quarter 2023 and 22.4 percent from $521.3 million in the third quarter 2022;
•
GAAP gross profit was $155.9 million, a decrease of 20.2 percent from $195.4 million in the second quarter 2023 and 28.4 percent from $217.8 million in the third quarter 2022;
•
GAAP gross profit margin was 38.5 percent, compared to 41.8 percent in the second quarter 2023 and 41.8 percent in the third quarter 2022;
•
GAAP net income was $48.7 million, compared to $82.0 million in the second quarter 2023 and $86.4 million in the third quarter 2022;
•
Non-GAAP adjusted net income was $52.5 million, compared to $73.3 million in the second quarter 2023 and $92.2 million in the third quarter 2022;
•
GAAP EPS was $1.05 per diluted share, compared to $1.77 per diluted share in the second quarter 2023 and $1.88 per diluted share in the third quarter 2022;
•
Non-GAAP EPS was $1.13 per diluted share, compared to $1.59 per diluted share last quarter and $2.00 per diluted share in the prior year quarter;
•
Excluding $4.7 million, net of tax, of non-cash share-based compensation expense, both GAAP and non-GAAP earnings per share would have increased by $0.10 per diluted share;
•
EBITDA was $90.6 million, or 22.4 percent of revenue, compared to $133.5 million, or 28.6 percent of revenue, in the second quarter 2023 and $141.9 million, or 27.2 percent of revenue, in the third quarter 2022; and
•
Achieved cash flow from operations of $50.1 million and $11.6 million of free cash flow, including $38.5 of capital expenditures. Net cash flow was a negative $27.1 million, including the pay-down of $35.3 million of total debt.

Commenting on the results, Dr. Keh-Shew Lu, Chairman, President and Chief Executive Officer, stated, “Third quarter revenue reflected weaker than expected end customer demand in the consumer, computing and communications markets as well as the overall Asia market. Our original assumption of a market recovery did not materialize during the quarter. Our automotive product revenue in the third quarter remained at a record 19% of revenue, contributing to our combined automotive and industrial revenue being 45% of revenue and above our target model of 40%. However, in the fourth quarter we expect a broad-based slowdown globally in the industrial market as well as softness in the automotive market due to customer inventory adjustments coupled with year-end distributor inventory management, which is in addition to the ongoing delayed recovery in the 3C markets. As a result, our outlook for the fourth quarter is much lower than our typical seasonality.

“Despite the temporarily weaker demand dynamics, we remain focused on the long-term and our product mix improvement initiatives as we continue to invest in R&D for new products, targeting expanded design wins in the automotive and industrial markets. Additionally, we are further developing the process technology in our previously acquired fabrication facilities to build the capability in preparation for the reduction of our wafer service agreements, while also increasing manufacturing cost savings across our operations. These steps represent further enhancements to the actions we’ve taken over the past several years, which have consistently enabled us to deliver increasing growth and profitability and will continue to focus on achieving our next goal of $1 billion in annual gross profit.”

Third Quarter 2023

Revenue for third quarter 2023 was $404.6 million, decreasing 13.4 percent from $467.2 million in the second quarter 2023 and 22.4 percent from $521.3 million in the third quarter 2022.

GAAP gross profit for the third quarter 2023 was $155.9 million, or 38.5 percent of revenue, due to the impact of the Company’s wafer service agreements combined with higher facility underutilization costs due to softer than expected demand in the quarter. This compares to $195.4 million, or 41.8 percent of revenue, in the second quarter 2023 and $217.8 million, or 41.8 percent of revenue, in the third quarter of 2022.

GAAP operating expenses for third quarter 2023 were $102.0 million, or 25.2 percent of revenue, and on a non-GAAP basis were $95.6 million, or 23.7 percent of revenue, which excludes $3.8 million of amortization of acquisition-related intangible asset expenses and $2.6 million of restructuring costs. GAAP operating expenses in the second quarter 2023 were $105.8 million, or 22.6 percent of revenue and $105.4 million, or 20.2 percent of revenue, in the third quarter 2022.

Third quarter 2023 GAAP net income was $48.7 million, or $1.05 per diluted share, compared to GAAP net income $82.0 million, or $1.77 per diluted share, in the second quarter 2023 and GAAP net income of $86.4 million, or $1.88 per diluted share in the third quarter 2022.

Third quarter 2023 non-GAAP adjusted net income was $52.5 million, or $1.13 per diluted share, which excluded, net of tax, $3.1 million of acquisition-related intangible asset costs, $1.9 million of restructuring costs and a $0.9 million gain on an equity investment. This compares to non-GAAP adjusted net income of $73.3 million, or $1.59 per diluted share, in the second quarter 2023 and $92.2 million, or $2.00 per diluted share, in the third quarter 2022.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
September 30, 2023
GAAP net income	$48,720

GAAP diluted earnings per share	$1.05

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,109

Non-cash market-to-market investment value adjustments	(321)

Investment gain	(909)

Restructuring Cost	1,924

Non-GAAP net income	$52,523

Non-GAAP diluted earnings per share	$1.13

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in third quarter 2023 GAAP net income and non-GAAP adjusted net income was approximately $4.7 million, net of tax, of non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.10 per diluted share for the third quarter 2023, $0.13 for the second quarter 2023 and $0.18 for third quarter 2022.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in third quarter 2023 was $90.6 million, or 22.4 percent of revenue, compared to $133.5 million, or 28.6 percent of revenue, in second quarter 2023 and $141.9 million, or 27.2 percent of revenue, in third quarter 2022. For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For third quarter 2023, net cash provided by operating activities was $50.1 million. Net cash flow was a negative $27.1 million, which includes the pay-down of $35.3 million of total debt. Free cash flow (a non-GAAP measure) was $11.6 million, which includes $38.5 million of capital expenditures.

Balance Sheet

As of September 30, 2023, the Company had approximately $308 million in cash and cash equivalents, restricted cash, and short-term investments. Total debt (including long-term and short-term) amounted to approximately $53 million and working capital was approximately $768 million.

The results announced today are preliminary and unaudited, as they are subject to the Company finalizing its closing procedures and completion of the quarterly review by its independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-Q for the quarter ending September 30, 2023.

Business Outlook

Dr. Lu concluded, “For the fourth quarter of 2023, we expect revenue to be approximately $325 million, plus or minus 3 percent. GAAP gross margin is expected to be 35.0 percent, plus or minus 1 percent, primarily due to higher underutilization costs on the lower expected revenue combined with less favorable product mix from a reduced contribution of automotive and industrial revenue. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 26.5 percent of revenue, plus or minus 1 percent. We expect net interest income to be approximately $2.0 million. Our income tax rate is expected to be 18 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the fourth quarter are anticipated to be approximately 46.6 million.”

Amortization of acquisition-related intangible assets of $3.1 million, after tax, for previous acquisitions is not included in these non-GAAP estimates.

Conference Call

Diodes will host a conference call on Wednesday, November 8, 2023 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its third quarter financial results. Investors and analysts may join the conference call by dialing 1-833-634-2590, and international callers may join the teleconference by dialing +1-412-317-6038. A telephone replay of the call will be made available approximately two hours after the call and will remain available until November 15, 2023 at midnight Central Time. The replay number is 1-877-344-7529 with a pass code of 4599148. International callers should dial +1-412-317-0088 and enter the same pass code at the prompt.

Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors’ section of Diodes' website at https://investor.diodes.com. To listen to the live call, please go to the investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 90 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, delivers high-quality semiconductor products to the world’s leading companies in the automotive, industrial, computing, consumer electronics, and communications markets. We leverage our expanded product portfolio of discrete, analog, and mixed-signal products and leading-edge packaging technology to meet customers’ needs. Our broad range of application-specific solutions and solutions-focused sales, coupled with worldwide operations of 32 sites, including engineering, testing, manufacturing, and customer service, enables us to be a premier provider for high-volume, high-growth markets. For more information visit www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of that for the fourth quarter of 2023, we expect revenue to be approximately $325 million plus or minus 3 percent; we expect GAAP gross margin to be 35.0 percent, plus or minus 1 percent; non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 26.5 percent of revenue, plus or minus 1 percent; we expect net interest income to be approximately $2.0 million; we expect our income tax rate to be 18 percent, plus or minus 3 percent; shares used to calculate diluted EPS for the fourth quarter are anticipated to be approximately 46.6 million. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that the COVID-19 pandemic may continue and have a material adverse effect on customer demand and staffing of our production, sales and administration facilities; the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that the cost, expense, and diversion of management attention associated with the LSC acquisition may be greater than we currently expect; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive, industrial, or other revenue and market share; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk that the coronavirus outbreak or other similar epidemics may harm our domestic or international business operations to a greater extent than we currently anticipate; the risk of breaches of our information technology systems; and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

The Diodes logo is a registered trademark of Diodes Incorporated in the United States and other countries.

© 2023 Diodes Incorporated. All Rights Reserved

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Gurmeet Dhaliwal	Leanne Sievers
Director, IR & Corporate Marketing	President, Investor Relations
P: 408-232-9003	P: 949-388-0648
E: Gurmeet_Dhaliwal@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2023		September 30, 2023
	2023	2022	2023	2022
Net sales	$404,647	$521,273	$1,339,040	$1,504,368
Cost of goods sold	248,771	303,455	793,334	883,327
Gross profit	155,876	217,818	545,706	621,041

Operating expenses
Selling, general and administrative	62,964	68,545	201,455	209,055
Research and development	34,068	32,787	101,911	92,226
Amortization of acquisition-related intangible assets	3,808	3,938	11,476	11,780
Restructuring cost	2,566	-	2,566	-
Other operating (income) expense	(1,404)	102	(1,570)	(3,762)
Total operating expense	102,002	105,372	315,838	309,299

Income from operations	53,874	112,446	229,868	311,742

Other (expense) income
Interest income	4,507	862	8,503	2,549
Interest expense	(898)	(2,724)	(5,219)	(5,428)
Foreign currency gain(loss), net	1,314	(1,008)	(2,796)	2,532
Unrealized gain(loss) on investments	401	(2,648)	16,462	(15,960)
Other income	1,309	2,218	3,237	5,741
Total other income (expense)	6,633	(3,300)	20,187	(10,566)

Income before income taxes and noncontrolling interest	60,507	109,146	250,055	301,176
Income tax provision	10,674	20,172	44,514	55,279
Net income	49,833	88,974	205,541	245,897
Less net (income) attributable to noncontrolling interest	(1,113)	(2,588)	(3,651)	(6,665)
Net income attributable to common stockholders	$48,720	$86,386	$201,890	$239,232

Earnings per share attributable to common stockholders:
Basic	$1.06	$1.90	$4.41	$5.28
Diluted	$1.05	$1.88	$4.36	$5.21
Number of shares used in earnings per share computation:
Basic	45,936	45,475	45,758	45,283
Diluted	46,320	46,014	46,296	45,938

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended September 30, 2023:

	Operating Expenses	Other (Income) Expense	Income Tax Provision	Net Income
Per-GAAP				$48,720

Diluted earnings per share (per-GAAP)				$1.05

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,807		(698)	3,109

Non-cash market-to-market investment value adjustments		(401)	80	(321)

Investment gain		(1,136)	227	(909)

Restructuring Cost	2,566		(642)	1,924

Non-GAAP				$52,523

Diluted shares used in computing earnings per share				46,320

Non-GAAP diluted earnings per share				$1.13

Note: Included in GAAP and non-GAAP net income was approximately $4.7 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have increased by $0.10 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended September 30, 2022:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income
Per-GAAP				$86,386

Diluted earnings per share (Per-GAAP)				1.88

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,939		(721)	3,218

Acquisition-related costs	128		(27)	101

Gain on sale of manufacturing facilities		413	(62)	351

Non-cash mark-to-market investment adjustments		2,649	(530)	2,119

Non-GAAP				$92,175

Diluted shares used in computing earnings per share				46,014

Non-GAAP diluted earnings per share				$2.00

Note: Included in GAAP and non-GAAP adjusted net income was approximately $8.1 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have increased by $0.18 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the nine months ended September 30, 2023:

	Operating Expenses	Other (Income) Expense	Income Tax Provision	Net Income
Per-GAAP				$201,890

Diluted earnings per share (per-GAAP)				$4.36

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	11,476		(2,105)	9,371

Officer retirement	2,788		(571)	2,217

Non-cash market-to-market investment value adjustments		(16,463)	1,329	(15,134)

Investment gain		(1,136)	227	(909)

Restructuring Cost	2,566		(642)	1,924

Non-GAAP				$199,359

Diluted shares used in computing earnings per share				46,296

Non-GAAP diluted earnings per share				$4.31

Note: Included in GAAP and non-GAAP adjusted net income was approximately $18.5 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.40 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the nine months ended September 30, 2022:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income
Per-GAAP				$239,232

Diluted earnings per share (Per-GAAP)				5.21

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	11,780		(721)	11,059

Acquisition-related costs	607		(127)	480

Insurance recovery for manufacturing facility	(3,594)		719	(2,875)

Gain on sale of manufacturing facilities		413	(62)	351

Non-cash mark-to-market investment adjustments		15,960	(3,386)	12,574

Non-GAAP				$260,821

Diluted shares used in computing earnings per share				45,938

Non-GAAP diluted earnings per share				$5.68

Note: Included in GAAP and non-GAAP adjusted net income was approximately $21.1 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.46 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company’s financial statements present net income and earnings per share that are calculated using accounting principles generally accepted in the United States (“GAAP”). The Company’s management makes adjustments to the GAAP measures that it feels are necessary to allow investors and other readers of the Company’s financial releases to view the Company’s operating results as viewed by the Company’s management, board of directors and research analysts in the semiconductor industry. These non-GAAP measures are not prepared in accordance with, and should not be considered alternatives or necessarily superior to, GAAP financial data and may be different from non-GAAP measures used by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names. The explanation of the adjustments made in the table above, are set forth below:

Detail of non-GAAP adjustments:

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships. The fair value of the acquisition-related intangible assets is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets. The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

Acquisition related costs – The Company excluded expenses associated with previous acquisitions of that typically consist of advisory, legal and other professional and consulting fees. These costs were expensed as they were incurred and as services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses. The Company believes the exclusion of the acquisition related costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Officer retirement – The Company excluded costs related to the retirement of two executives. These costs represent cash payments and the accelerated vesting of previously issued stock awards. The Company feels it is appropriate to exclude these costs since they don’t represent ongoing operating expenses and will present investors with a more accurate indication of our continuing operations.

Non-cash mark-to-market investment value adjustments – The Company excluded market to market adjustments on various equity related investments. The Company believes this is not reflective of the ongoing operations and exclusion of this provides investors an enhanced view of the Company’s operating results.

Insurance Recovery for Manufacturing Facility – The Company has recorded gains related to insurance recovery for a manufacturing facility in Asia. The Company believes the exclusion of the insurance recovery provides investors with a more accurate reflection of the continuing operations of the Company and facilitates comparisons with the results of other periods which may not reflect such gains.

Investment gain – The Company excluded the gain realized on the sale of an equity investment. The Company believes this is not reflective of the ongoing operations and exclusion of this item provides investors an enhanced view of the Company’s operating results.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the third quarter of 2023 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations. For the third quarter of 2023, FCF was $11.6 million, which represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Nine Months Ended
	September 30, 2023		September 30, 2023
	2023	2022	2023	2022
Net income (per-GAAP)	$48,720	$86,386	$201,890	$239,232
Plus:
Interest expense (income), net	(3,609)	1,862	(3,284)	2,879
Income tax provision	10,674	20,172	44,514	55,279
Depreciation and amortization	34,827	33,518	102,723	93,413
EBITDA (non-GAAP)	$90,612	$141,938	$345,843	$390,803

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2023	2022
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$295,045	$336,732
Restricted Cash	2,592	4,367
Short-term investments	9,872	7,059
Accounts receivable, net of allowances of $4,686 and $5,852 at September 30, 2023 and December 31, 2022, respectively	414,188	369,233
Inventories	343,694	360,281
Prepaid expenses and other	117,191	83,999
Total current assets	1,182,582	1,161,671
Property, plant and equipment, net	736,126	736,730
Deferred income tax	35,788	35,308
Goodwill	143,745	144,757
Intangible assets, net	67,445	79,137
Other long-term assets	174,536	130,709
Total assets	$2,340,222	$2,288,312

Liabilities
Current liabilities:
Line of credit	$29,429	$36,280
Accounts payable	161,079	160,442
Accrued liabilities	193,383	214,433
Income tax payable	29,892	19,682
Current portion of long-term debt	1,124	1,693
Total current liabilities	414,907	432,530
Long-term debt, net of current portion	22,645	147,470
Deferred tax liabilities	12,982	12,903
Unrecognized tax benefits	31,595	31,594
Other long-term liabilities	99,210	80,896
Total liabilities	581,339	705,393

Commitments and contingencies

Stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 45,936,090 and 45,469,722, issued and outstanding at September 30, 2023 and December 31, 2022, respectively	36,817	36,503
Additional paid-in capital	502,482	494,773
Retained earnings	1,649,982	1,448,092
Treasury stock, at cost, 9,286,862 shares held at September 30, 2023 and 9,281,581 shares held at December 31, 2022	(337,986)	(337,490)
Accumulated other comprehensive loss	(161,633)	(128,233)
Total stockholders' equity	1,689,662	1,513,645
Noncontrolling interest	69,221	69,274
Total equity	1,758,883	1,582,919
Total liabilities and stockholders' equity	$2,340,222	$2,288,312